Exhibit 5.23

Consent of SRK Consulting (Canada) Inc.

We hereby consent to the incorporation by reference in this Registration Statement on Form F-10 of New Gold Inc. (“New Gold”), which is being filed with the United States Securities and Exchange Commission, of the scientific and technical information of Rainy River Resources Ltd. contained in the material change report of New Gold, dated June 6, 2013, which we prepared, as well as the references to our name in connection therewith.

Dated this 14th day of June, 2013

SRK Consulting (Canada) Inc.

/s/ Glen Cole
By: Glen Cole
Title: Principal Consultant